Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into this day, the 28th of August, 2004 between The Furia Organization d/b/a Fronthaul, Inc. (“Company”) and _Michael Alexander________________ (“Contactor”).

RECITALS
Contractor desires to work for Company and is willing to provide services to the Company.

Company is willing to engage contractor as an Independent Contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT
In consideration of the forgoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1)	Engagement
a)	Company hereby engages Contractor to render services described in Exhibit A hereto and other services that may be required by the Company.
b)	Contractor hereby accepts the engagement to provide services to the Company on the terms and conditions set forth herein.

2)	Term
a)	This agreement commences on the date written above, and unless modified by the mutual written amendment of the parties.
b)	Company may terminate this Agreement upon sixty (60) days written notice to Contractor.

3)	Compensation
a)	In consideration of the services to be performed by Contractor, the Company agrees to pay Contractor in the manner and amount set forth in the terms and conditions of Exhibit A
b)	All out of pocket expenses incurred by Contractor shall be reimbursed by Company to Contractor.
c)
In the event that either party terminates this contract for any cause, company agrees to pay Contractor the sum of 5 years salary and stock equivalent of not less than 5 million shares of preferred stock. Company further agrees to pay Contractor a 10% profit share of all net revenues gained from each of the Furia Organization’s Subsidiaries.

4)	Independent Contractor
a)	The relationship between Contractor and the Company is that of independent contractor under a "work for hire" arrangement.
b)	All work product developed by Contractor shall be deemed owned and assigned to Company.
c)	Contractor will not be eligible for any employee benefits, nor will the company make deductions from fees to the Contractor for taxes or insurance.

5)	Taxes
a)	Contractor agrees to pay all appropriate local, state, and federal taxes
b)	Contractor will execute and deliver to Company any relevant tax forms.

6)	Non-Disclosure
Contractor will execute Company’s standard Mutual Non-Disclosure Agreement

7)	Indemnification
a)
Contractor hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting from, including court costs and reasonable attorneys' fees, arising out of or relating to the services performed by Contractor under this Agreement.

b)	Contractor's obligations under this paragraph 7 hereof shall survive the termination, for any reason, of this Agreement.

8)	Entire Agreement
This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

9)	Amendment
This Agreement may be amended only by a writing signed by Contractor and by a representative of the Company duly authorized.

10)	Severability
If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

11)	Rights Cumulative
 The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

12)	Non-waiver
a)
No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.

b)
All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

13)	Remedy for Breach
a)
The parties hereto agree that, in the event of breach or threatened breach of this Agreement, the damage or imminent damage to the value and the goodwill of the Company's business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate.

b)
Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Contractor in the event of any breach or threatened breach by Contractor, in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or under law.

14)	Assignment
a)	This Agreement may not be assigned by Contractor.
b)	This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of its assets, and in other instances.

15)	Compliance with Law
a)	In connection with services rendered hereunder, Contractor agrees to abide by all federal, state, and local laws, ordinances and regulations
b)	In connection with services rendered hereunder, Company agrees to abide by all federal, state, and local laws, ordinances and regulations

16)	Governing Law
This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Texas.

Exhibit A

Description of Services and Payment

Job Description: Contractor agrees to perform functions related to that of a Chief Executive Officer and Chairman of the Board of Directors.

Compensation:

A.	Salary of $150,000 per year, with annual reviews and merit increases of no less than 20-50% increase per year, depending upon performance of company, to be determined by the Board of Directors.

B.	Mr. Alexander’s stock shares shall never be less than 60% of outstanding shares at any given time.

C.	Additional Stock Options as awarded by the Board of Directors.

D.	Performance bonus based upon award of Board of Directors.

E.	Company vehicle will be provided.

F.	Cell phone and services related to its use will be provided.

G.	All funds expended for the company shall be reimbursed.

H.	Other compensation not specifically outlined may be awarded upon direction of Board of Directors.

COMPANY	CONTRACTOR

/s/ Michael Alexander	/s/ Michael Alexander

Name: Michael Alexander Title: Chief Financial Officer Date: August 28, 2004	Name: Michael Alexander Date: August 28, 2004